Exhibit 99.2
FOR IMMEDIATE RELEASE
Energy Transfer Partners
Updates 2008 and 2009 Financial Guidance
DALLAS, December 11, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced that the Partnership has updated its 2008 and 2009 EBITDA guidance to reflect the Partnership’s previously announced change in year-end reporting to December 31 from its current August 31 year-end. The Partnership expects EBITDA for the twelve month period ending December 31, 2008 to total $1.25 billion and EBITDA for the twelve month period ending December 31, 2009 to total $1.55 billion to $1.65 billion. For the four month period ending December 31, 2007, the Partnership now expects EBITDA to total $370 million.
ETP also updated its capital expenditure guidance for the 28 month period ending December 31, 2009. In the four month period ending December 31, 2007, growth capital expenditures are expected to total $790 million. In 2008 and 2009, growth capital expenditures are expected to total in aggregate $2.1 billion, with $1.8 billion expected in 2008 and the remainder in 2009. The increase in both EBITDA and growth capital expenditures in the 28 month period ending December 31, 2009 reflects a stronger outlook and expansion of ETP’s intrastate and interstate business units. Maintenance capital expenditures in 2008 and 2009 are expected to total $105 million annually.
The change in year-end reporting to December 31 will result in the Partnership filing a Form 10-Q for the quarter-ending November 30, 2007 in January 2008 and a Transition Form 10-Q for the four month period ending December 31, 2007 in February 2008. In 2008, Form 10-Qs will be filed for the periods ending March 31, June 30, September 30 and the Form 10-K for the year ending December 31, 2008 will be filed in March 2009.
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Exhibit 99.2
Financial Guidance

	Forecast
	Four Months Ending
($ million)	December 31, 2007	2008	2009

EBITDA:
Intrastate	250	860	1,075-1,150
Interstate	40	170	250-260
Propane	80	220	225-240

	370	1,250	1,550-1,650
Capital Expenditures:
Growth(1)
Intrastate	470	950	85
Interstate	300	790	155
Propane	20	30	30

	790	1,770	270

Maintenance	65	105	105

	2008 Forecast
($ million)	Q1	Q2	Q3	Q4	Total

EBITDA(2):
Intrastate	245	190	200	225	860
Interstate	40	35	45	50	170
Propane	120	10	5	85	220

	405	235	250	360	1,250
Capital Expenditures:
Growth(1)
Intrastate	390	330	135	95	950
Interstate	250	215	125	200	790
Propane	5	5	10	10	30

	645	550	270	305	1,770

Maintenance	25	25	30	25	105

(1)	Excluded capitalized interest.

(2)	Adjusted EBITDA.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Exhibit 99.2
EBITDA Discussion
The partnership has disclosed in this press release EBITDA, as adjusted, which is a non-GAAP financial measure. Management believes EBITDA, as adjusted, provides useful information to investors as a measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
The partnership defines EBITDA, as adjusted, as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees and other expenses. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets and discontinued operations is not included when determining EBITDA, as adjusted.
EBITDA, as adjusted, is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas, Louisiana, New Mexico, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Exhibit 99.2
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214-504-2260 (office)
214-498-9272 (cell)
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